Exhibit 10.18

PUREDEPTH, INC.
AMENDMENT OF STOCK OPTION AGREEMENT

THIS AMENDMENT OF STOCK OPTION AGREEMENT is made by and between PureDepth„ Inc., a Delaware corporation (the "Company"), and David Hancock (the "Optionee").

RECITALS

WHEREAS, the Optionee holds an option to purchase shares of the Company's Common Stock (the "Option") pursuant to the Company's 2006 Stock Incentive Plan (the "Plan"), which was evidenced by a form of Stock Option Agreement (the "Option Agreement"); and

WHEREAS, the Option's term was shortened in connection with a corporate transaction effective in March of 2006 such that it would terminate if not exercised by December 31, 2006; and

WHEREAS, the Company wishes to permit the Optionee to exercise the Option over a longer period of time, contingent on the Optionee's continued employment with the Company; and

WHEREAS, the Company and the Optionee have agreed to a fixed exercise schedule for the Option in order to permit good faith compliance with the interim guidance under Section 409A of the Code; and

WHEREAS. the Company and the Optionee wish to amend the Option Agreement to provide for the exercise of the Option pursuant to a fixed schedule, and the limited resale of the Shares subject to the Option, pursuant to the terms and conditions set forth below;

AGREEMENT

NOW, THEREFORE, the Company and the Optionee agree as follows:

1.  Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Option Agreement or the Plan, as the case may be.

2.  Exercise. Notwithstanding the termination date in the Option Agreement. the Option may be exercised only in the calendar years indicated on Schedule A. and then only to the extent the Optionee remains in service to the Company at the time of exercise or as otherwise permitted on Schedule A. If a portion of the Option is not exercised (including because the Optionee's service has terminated) during the permitted exercise period, that portion shall lapse and cease to be exercisable.

3.  Sale of Shares. Subject to applicable law and the Company's insider trading and other policies, the Shares obtained on exercise of the Option may not be sold more rapidly than pursuant to the Schedule indicated on Schedule B..

4.  Continuation of Other Terms. Except as set forth herein, all other terms and conditions of the Option Agreement shall remain in full force and effect.

5.  Tax Consequences of Amendment. The Optionee acknowledges that the tax law applicable to stock options is complex and subject to change, and that the Optionee is advised to consult with his or her tax advisor regarding the consequences of this Amendment, the subsequent exercise of the Option and the disposition of shares acquired upon exercise of the Option.

6.  Applicable Law. This Agreement shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

PUREDEPTH, INC.:

Date: 12/22/2006	By:	/s/ Fred Angelopoulos

Title: CEO

OPTIONEE:

Date: 12/21/2006	By:	/s/ David Hancock

Schedule A

Option Exercise Schedule

2007:    475,348 Shares
2008:    536,031 Shares